Filed Pursuant to Rule 433

Registration No. 333-222158

Supplementing the Preliminary Prospectus

Supplement dated July 31, 2019

(To a Prospectus dated December 19, 2017)

PRICING TERM SHEET

August 6, 2019

Issuer:	Corning Incorporated

Expected Ratings (Moody’s/S&P)*:	Baa1/BBB+

Trade Date:	August 6, 2019

Settlement Date (T+5)**:	August 14, 2019

Denominations:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof

Joint Book-Running Managers:	Morgan Stanley & Co. International plc MUFG Securities EMEA plc SMBC Nikko Securities America, Inc.

1.153% Notes due 2031

Security:	1.153% Notes due 2031 (the “2031 Notes”)

Principal Amount:	¥31,300,000,000

Maturity Date:	August 14, 2031

Coupon:	1.153% per annum

Interest Payment Dates:	Semi-annually on February 14 and August 14, commencing February 14, 2020

Price to Public:	100.000%

Price to Underwriters:	99.38%

Reference Rate:	0.003% (equivalent to 12-year Swap Mid Rate on Bloomberg “GDCO 157 <GO>”, rounded up to three decimal places)

Spread to Reference Rate:	+ 115 bps

Yield to Maturity:	1.153%

CUSIP / ISIN:	219350BM6 / XS2039698050

Day Count:	30/360

Redemption:	The 2031 Notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated July 31, 2019

Repurchase Upon a Change of Control Triggering Event:	Upon the occurrence of a Change of Control Triggering Event, the Company will be required to make an offer to purchase the 2031 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to but not including the date of redemption, all as described in the Preliminary Prospectus Supplement dated July 31, 2019.

Business Day Centers:	New York, Tokyo and London

Governing Law:	State of New York

Record Dates:	January 31 and July 31 of each year

1.513% Notes due 2039

Security:	1.513% Notes due 2039 (the “2039 Notes”)

Principal Amount:	¥5,900,000,000

Maturity Date:	August 12, 2039

Coupon:	1.513% per annum

Interest Payment Dates:	Semi-annually on February 14 and August 14, commencing February 14, 2020

Price to Public:	100.000%

Price to Underwriters:	99.35%

Reference Rate:	0.183% (equivalent to 20-year Swap Mid Rate on Bloomberg “GDCO 157 <GO>”, rounded up to three decimal places)

Spread to Reference Rate:	+ 133 bps

Yield to Maturity:	1.513%

CUSIP / ISIN:	219350BN4 / XS2039698480

Day Count:	30/360

Redemption:	The 2039 Notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated July 31, 2019

Repurchase Upon a Change of Control Triggering Event:	Upon the occurrence of a Change of Control Triggering Event, the Company will be required to make an offer to purchase the 2039 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to but not including the date of redemption, all as described in the Preliminary Prospectus Supplement dated July 31, 2019.

Business Day Centers:	New York, Tokyo and London

Governing Law:	State of New York

Record Dates:	January 31 and July 31 of each year

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect that delivery of the notes will be made against payment therefor on or about August 14, 2019, which is the 5th Tokyo business day following the date of this term sheet (such settlement cycle being referred to as “T+5”). Under the E.U. Central Securities Depositaries Regulation, trades in the secondary market generally are required to settle in two London business days unless the parties to such trade expressly agree otherwise. Also, under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two New York business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes earlier than the 2nd London business day or the 2nd New York business day before August 14, 2019 will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

The 2031 Notes and the 2039 Notes are being offered separately, and are not part of a unit. The closing of each series of the notes is not conditioned on the closing of the other series of the notes.

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document has been prepared as not available to retail in the European Economic Area.

The Issuer has filed a registration statement (including a prospectus and the preliminary prospectus supplement relating to the securities described above) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement relating to the securities described above in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. International plc at +44-020-7677-7799, MUFG Securities EMEA plc at +44-20-7577-2206 or by calling SMBC Nikko Securities America, Inc. at (888) 868-6856.